MDU Resources Reports First Quarter Earnings, Updates Guidance

BISMARCK, N.D. - April 30, 2019 - MDU Resources Group, Inc. (NYSE: MDU) today reported first quarter earnings of $40.9 million, or 21 cents per share, compared to first quarter 2018 earnings of $42.4 million, or 22 cents per share.

“Our construction services business had record results in the first quarter, including record revenues, which has led us to increase our 2019 revenue guidance by $50 million for this business. Our utility and pipeline businesses also performed very well,” said David L. Goodin, president and CEO of MDU Resources. “Our construction materials business experienced a larger first quarter loss compared to last year, which was anticipated as we added operations through acquisitions in 2018 in areas where construction activity is impacted by winter.

“Our construction businesses have combined record backlog of nearly $2 billion at March 31, giving us confidence as we enter the peak of the 2019 construction season. Our natural gas pipeline business has begun construction on two expansion projects that we expect to be finished and in-service later this year. Our utility business recently announced that we plan to retire our wholly owned coal-fired electric generation units, and we continue to move forward with that effort while ensuring we are providing affordable, safe and reliable electricity to our customers.”

Business Unit Highlights
Regulated Energy Delivery
The electric and natural gas utility earned $52.0 million in the first quarter, compared to $45.7 million in first quarter 2018. Electric sales volumes were approximately 0.6% higher and natural gas sales volumes were approximately 12% higher. The company benefited in the quarter from the recovery in certain jurisdictions on the Thunder Spirit Wind Farm expansion, which it purchased Oct. 31, 2018. The utility recently reached a tentative electric rate settlement in Montana, subject to regulatory approval, that would increase annual revenues about $9 million starting in 2019 and another $300,000 a year later.

Earnings at the pipeline and midstream business were $6.8 million for the first quarter, compared to $5.3 million in the first quarter last year. The company transported a record volume of natural gas through its system for the ninth consecutive quarter. Construction began this month on the Demicks Lake Project in McKenzie County, North Dakota, and construction is expected to begin in May on the Line Section 22 project near Billings, Montana. Both projects are expected to be in service later this year and will add approximately 200 million cubic feet per day of capacity, bringing daily system capacity to 2.0 billion cubic feet. The company also is in the planning stages of its North Bakken Expansion Project, which is expected to be constructed in 2021 in western North Dakota, and it anticipates submitting a FERC pre-filing request for the project in the second quarter. Additionally, the company is in the pre-construction stage on another new growth project, the Demicks Lake Expansion Project, on which it expects to begin construction later this year in McKenzie County, North Dakota. The Demicks Lake Expansion Project will provide an additional 175 million cubic feet per day of capacity and is expected to be in service in early 2020.

Construction Materials and Services
The construction services business in the first quarter had record revenues, up about 26% over last year, and record earnings. Earnings were $20.0 million, approximately 33% higher than the $15.1 million earned in first quarter 2018. The company performed a higher volume of work for the hospitality and high-tech industries, as well as for other utility companies, during the quarter. It also saw an increase in sales and rentals of the utility construction equipment it manufactures. Its backlog of work at March 31 was a record $1.02 billion, compared to $675 million at the same time last year.

The construction materials business experienced a seasonal loss in the first quarter, with a loss of $34.4 million this year compared to $23.5 million in 2018. Acquisitions that the company made in 2018 added to operations that are impacted by winter weather conditions, and the company experienced lower margins as a result of less-favorable weather conditions in certain regions. The construction materials backlog of work at March 31 was a record $943 million, compared to $692 million in 2018.

Guidance
MDU Resources is raising the lower end of its guidance range and now expects earnings per share to be in the range of $1.40 to $1.55 in 2019, based on these assumptions:

•	Normal operating, economic and weather conditions, including precipitation and temperatures, across all service areas for the remainder of the year.

•	No significant acquisitions or divestitures.

•	Investing $644 million for capital projects.

•
Construction services revenues in the range of $1.40 billion to $1.55 billion, which is $50 million higher than previously assumed, and construction materials revenues in the range of $2.0 billion to $2.15 billion, with margins comparable to or slightly higher than 2018.

Corporate Strategy
MDU Resources’ strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5 to 8 percent long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss first quarter results on a webcast at 2 p.m. EDT May 1. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through May 15 at 855-859-2056, or 404-537-3406 for international callers, conference ID 5568769.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K. Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary and Future Outlook
Earnings

Business Line	First Quarter 2019 Earnings	First Quarter 2018 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$58.8	$51.0
Construction materials and services	(14.4)	(8.4)
Other and eliminations	(3.3)	(.7)
Income from continuing operations	41.1	41.9
Income (loss) from discontinued operations, net of tax	(.2)	.5
Net income	$40.9	$42.4
Earnings per share:
Income from continuing operations	$.21	$.22
Discontinued operations, net of tax	—	—
Earnings per share	$.21	$.22

Consolidated Statements of Income
	Three Months Ended
	March 31,
	2019	2018
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline and midstream	$439.6	$424.5
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	651.6	551.8
Total operating revenues	1,091.2	976.3
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline and midstream	87.8	86.1
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	615.1	514.8
Total operation and maintenance	702.9	600.9
Purchased natural gas sold	183.9	182.0
Depreciation, depletion and amortization	59.9	52.7
Taxes, other than income	54.0	48.8
Electric fuel and purchased power	26.3	22.5
Total operating expenses	1,027.0	906.9
Operating income	64.2	69.4
Other income	7.6	.6
Interest expense	23.4	20.5
Income before income taxes	48.4	49.5
Income taxes	7.3	7.6
Income from continuing operations	41.1	41.9
Income (loss) from discontinued operations, net of tax	(.2)	.5
Net income	$40.9	$42.4

Earnings per share – basic:
Income from continuing operations	$.21	$.22
Discontinued operations, net of tax	—	—
Earnings per share – basic	$.21	$.22
Earnings per share – diluted:
Income from continuing operations	$.21	$.22
Discontinued operations, net of tax	—	—
Earnings per share – diluted	$.21	$.22
Dividends declared per common share	$.2025	$.1975
Weighted average common shares outstanding – basic	196.4	195.3
Weighted average common shares outstanding – diluted	196.4	196.0

Selected Cash Flows Information
	Three Months Ended
	March 31,
	2019	2018
	(In millions)
Operating activities:
Net cash provided by continuing operations	$2.1	$105.6
Net cash provided by (used in) discontinued operations	(.6)	.2
Net cash provided by operating activities	1.5	105.8
Investing activities:
Net cash used in continuing operations	(160.1)	(100.2)
Net cash provided by discontinued operations	—	—
Net cash used in investing activities	(160.1)	(100.2)
Financing activities:
Net cash provided by continuing operations	154.3	18.6
Net cash provided by discontinued operations	—	—
Net cash provided by financing activities	154.3	18.6
Increase (decrease) in cash and cash equivalents	(4.3)	24.2
Cash and cash equivalents - beginning of year	54.0	34.6
Cash and cash equivalents - end of period	$49.7	$58.8

Capital Expenditures
Business Line	2019 Estimated	2020 Estimated	2021 Estimated	2019 - 2023 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$104	$103	$88	$657
Natural gas distribution	204	180	158	823
Pipeline and midstream	113	93	204	435
	421	376	450	1,915
Construction materials and services
Construction services	28	17	18	100
Construction materials and contracting	190	135	127	687
	218	152	145	787
Other	5	3	3	17
Total capital expenditures	$644	$531	$598	$2,719
Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2019 include line-of-sight opportunities at the company's business units. Targeted acquisitions would be incremental to the outlined capital program. Estimated operating cash flows are $400 million to $450 million in 2019.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as net income attributable to the operating segment before interest; taxes; depreciation, depletion and amortization; and EBITDA from continuing operations as income from continuing operations before interest; taxes; depreciation, depletion and amortization. The company believes that these non-GAAP financial measures are useful to investors in evaluating the company's financial performance and valuation, especially based on the diversity of the company's operations. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this press release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP earnings to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included with each operating segment's condensed income statement.

	Three Months Ended
	March 31,
	2019	2018
	(In millions)
Net income	$40.9	$42.4
(Income) loss from discontinued operations, net of tax	.2	(.5)
Income from continuing operations	41.1	41.9
Adjustments:
Interest expense	23.4	20.5
Income taxes	7.3	7.6
Depreciation, depletion and amortization	59.9	52.7
EBITDA from continuing operations	$131.7	$122.7
The discussion that follows includes financial information prepared in accordance with GAAP, as well as another financial measure, adjusted gross margin, that is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. This financial measure, adjusted gross margin, can be used in addition to operating revenues and operating expenses when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add back adjustments include: operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors’ understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's non-GAAP financial measure, adjusted gross margin, may not be comparable to other companies’ gross margin measures.
Adjusted gross margin includes operating revenues less cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments' operating income (loss) is generally not impacted. The company's management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.
The following tables provide reconciliations of the company's electric and natural gas distribution segments operating income to adjusted gross margin for the three months ended March 31, 2019 and 2018, respectively.

Electric
	Three Months Ended
	March 31,
	2019	2018
	(In millions)
Operating income	$18.0	$18.2
Adjustments:
Operating expenses:
Operation and maintenance	30.2	30.1
Depreciation, depletion and amortization	13.7	12.6
Taxes, other than income	4.2	3.8
Total adjustments	48.1	46.5
Adjusted gross margin	$66.1	$64.7

Natural Gas Distribution
	Three Months Ended
	March 31,
	2019	2018
	(In millions)
Operating income	$50.3	$48.5
Adjustments:
Operating expenses:
Operation and maintenance	46.3	44.8
Depreciation, depletion and amortization	19.4	17.7
Taxes, other than income	6.2	5.7
Total adjustments	71.9	68.2
Adjusted gross margin	$122.2	$116.7

Regulated Energy Delivery

Electric
	Three Months Ended
	March 31,
	2019	2018
	(Dollars in millions, where applicable)
Operating revenues	$92.6	$87.4
Electric fuel and purchased power	26.3	22.5
Taxes, other than income	.2	.2
Adjusted gross margin	66.1	64.7
Operating expenses:
Operation and maintenance	30.2	30.1
Depreciation, depletion and amortization	13.7	12.6
Taxes, other than income	4.2	3.8
Total operating expenses	48.1	46.5
Operating income	18.0	18.2
Net income	$15.5	$13.1
Adjustments:
Interest expense	6.4	6.6
Income taxes	(1.8)	(1.2)
Depreciation, depletion and amortization	13.7	12.6
EBITDA	$33.8	$31.1
Retail sales (million kWh):
Residential	379.6	374.0
Commercial	406.2	402.3
Industrial	139.5	142.3
Other	21.9	22.7
	947.2	941.3
Average cost of electric fuel and purchased power per kWh	$.025	$.022
The electric business reported net income of $15.5 million in the first quarter of 2019, compared to $13.1 million for the same period in 2018. The increase was driven by higher electric revenues associated with regulatory mechanisms that now include the completed Thunder Spirit Wind farm expansion which increased retail sales margins, as well as higher returns on investments. Partially offsetting these increases was higher depreciation, depletion and amortization expense as a result of increased property, plant and equipment balances.
The electric business's EBITDA increased $2.7 million in the first quarter of 2019, compared to 2018, primarily the result of higher returns on investments and increased retail sales margins, as previously discussed.

Natural Gas Distribution
	Three Months Ended
	March 31,
	2019	2018
	(Dollars in millions, where applicable)
Operating revenues	$342.1	$332.6
Purchased natural gas sold	207.8	203.7
Taxes, other than income	12.1	12.2
Adjusted gross margin	122.2	116.7
Operating expenses:
Operation and maintenance	46.3	44.8
Depreciation, depletion and amortization	19.4	17.7
Taxes, other than income	6.2	5.7
Total operating expenses	71.9	68.2
Operating income	50.3	48.5
Net income	$36.5	$32.6
Adjustments:
Interest expense	8.4	7.6
Income taxes	8.3	8.8
Depreciation, depletion and amortization	19.4	17.7
EBITDA	$72.6	$66.7
Volumes (MMdk)
Retail sales:
Residential	31.4	28.1
Commercial	20.9	18.6
Industrial	1.6	1.4
	53.9	48.1
Transportation sales:
Commercial	.8	.8
Industrial	40.6	36.8
	41.4	37.6
Total throughput	95.3	85.7
Average cost of natural gas, including transportation, per dk	$3.85	$4.23
The natural gas distribution business reported net income of $36.5 million in the first quarter of 2019, compared to$32.6 million for the same period in 2018. The increase was the result of 12% higher retail sales volumes due to colder than normal weather and higher returns on investments. Partially offsetting the increase were weather normalization and conservation adjustments as well as higher depreciation, depletion, and amortization expense associated with increased property, plant and equipment balances. Included in operation and maintenance expense for the quarter was $2 million of conservation expenses that were offset in revenue.
The natural gas distribution business's EBITDA increased $5.9 million in the first quarter of 2019, compared to 2018, primarily the result of higher natural gas sales volumes and increased returns on investments, as previously discussed.

Pipeline and Midstream
	Three Months Ended
	March 31,
	2019	2018
	(Dollars in millions)
Operating revenues	$32.6	$30.6
Operating expenses:
Operation and maintenance	14.6	15.0
Depreciation, depletion and amortization	4.8	4.3
Taxes, other than income	3.3	3.1
Total operating expenses	22.7	22.4
Operating income	9.9	8.2
Net income	$6.8	$5.3
Adjustments:
Interest expense	1.8	1.2
Income taxes	1.9	1.7
Depreciation, depletion and amortization	4.8	4.3
EBITDA	$15.3	$12.5
Transportation volumes (MMdk)	98.7	78.3
Natural gas gathering volumes (MMdk)	3.4	3.7
Customer natural gas storage balance (MMdk):
Beginning of period	13.9	22.4
Net withdrawal	(11.6)	(14.7)
End of period	2.3	7.7
The pipeline and midstream business reported net income of $6.8 million in the first quarter of 2019, compared to $5.3 million in 2018. The increase in net income was the result of higher transportation revenues due in large part to organic growth projects placed in service in the second half of 2018. Partially offsetting the increase were higher interest expense and higher depreciation, depletion and amortization expense from increased property, plant and equipment balances as well as lower storage revenues.
The pipeline and midstream business's EBITDA increased $2.8 million in the first quarter of 2019, compared to 2018, primarily from higher transportation revenues, as previously discussed.

Construction Materials and Services

Construction Services
	Three Months Ended
	March 31,
	2019	2018
	(In millions)
Operating revenues	$420.9	$334.1
Cost of sales:
Operation and maintenance	351.6	278.0
Depreciation, depletion and amortization	3.7	3.5
Taxes, other than income	15.9	12.8
Total cost of sales	371.2	294.3
Gross margin	49.7	39.8
Selling, general and administrative expense:
Operation and maintenance	20.3	17.3
Depreciation, depletion and amortization	.3	.4
Taxes, other than income	1.6	1.4
Total selling, general and administrative expense	22.2	19.1
Operating income	27.5	20.7
Net income	$20.0	$15.1
Adjustments:
Interest expense	1.2	.9
Income taxes	6.9	4.9
Depreciation, depletion and amortization	4.0	3.9
EBITDA	$32.1	$24.8
The construction services business reported net income of $20.0 million in the first quarter of 2019, compared to $15.1 million for the same period in 2018. The increase in net income resulted from higher workloads at both the inside and outside specialty contracting lines. Inside specialty contracting results improved due to higher workloads from greater customer demand for hospitality and high-tech projects. The increase in outside specialty contracting workloads was driven by higher demand for utility projects. Higher outside construction equipment sales and rentals also had a positive impact on the quarter. Partially offsetting the increases was higher selling, general and administrative expense, primarily payroll-related costs.
The construction services business's EBITDA increased $7.3 million in the first quarter of 2019, compared to 2018, primarily a result of increased demand for services, as previously discussed.

Construction Materials and Contracting
	Three Months Ended
	March 31,
	2019	2018
	(Dollars in millions)
Operating revenues	$227.2	$213.4
Cost of sales:
Operation and maintenance	220.8	198.9
Depreciation, depletion and amortization	16.8	13.0
Taxes, other than income	8.4	7.8
Total cost of sales	246.0	219.7
Gross margin	(18.8)	(6.3)
Selling, general and administrative expense:
Operation and maintenance	20.0	17.6
Depreciation, depletion and amortization	.8	.6
Taxes, other than income	2.0	1.8
Total selling, general and administrative expense	22.8	20.0
Operating loss	(41.6)	(26.3)
Net loss	$(34.4)	$(23.5)
Adjustments:
Interest expense	5.3	3.7
Income taxes	(11.2)	(7.1)
Depreciation, depletion and amortization	17.6	13.6
EBITDA	$(22.7)	$(13.3)
Sales (000's):
Aggregates (tons)	3,871	3,847
Asphalt (tons)	166	226
Ready-mixed concrete (cubic yards)	608	572
The construction materials and contracting business reported a seasonal loss of $34.4 million in the first quarter of 2019, compared to a loss of $23.5 million in the same period in 2018. This increase reflects seasonal losses associated with businesses acquired since the first quarter of last year along with lower materials margins due to less favorable weather conditions in certain regions. Partially offsetting the increased loss were higher construction margins.
The construction materials and contracting business's EBITDA decreased $9.4 million in the first quarter of 2019, compared to 2018. The decreased EBITDA was largely the result of lower margins, as previously discussed.

Other
	Three Months Ended
	March 31,
	2019	2018
	(In millions)
Operating revenues	$7.8	$2.7
Operating expenses:
Operation and maintenance	7.2	2.0
Depreciation, depletion and amortization	.4	.6
Taxes, other than income	.1	—
Total operating expenses	7.7	2.6
Operating income	.1	.1
Net loss	$(3.3)	$(.7)
The net loss for Other was negatively impacted in the first quarter of 2019 as a result of income tax adjustments. Also included in Other was an increase in insurance activity at the company's captive insurer which impacted both operating revenues and operation and maintenance expense. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations are also included in Other.

Other Financial Data
	March 31,
	2019		2018
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$13.17		$12.42
Market price per common share	$25.83		$28.16
Dividend yield (indicated annual rate)	3.1%		2.8%
Price/earnings from continuing operations ratio (12 months ended)	18.9	x	18.9	x
Market value as a percent of book value	196.1%		226.7%
Net operating cash flow (year to date)	$2		$106
Total assets	$7,279		$6,349
Total equity	$2,606		$2,426
Total debt	$2,268		$1,780
Capitalization ratios:
Total equity	53.5%		57.7%
Total debt	46.5		42.3
	100.0%		100.0%